Exhibit 3.16.1

CERTIFICATE OF FORMATION

OF

IFC PRODUCTIONS I LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is IFC PRODUCTIONS I LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are the Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, DE 19805-1297.

Executed on February 25, 1996

By:	Rainbow Media Holdings, Inc. Member

	By	/s/ Joshua Sapan
Joshua Sapan
Authorized Person/ Chief Executive Officer